Exhibit 99.(h)(25)

Dated as of:
May 24, 2013

SCHEDULE A

To the Expense Limitation Agreement
Between The Boston Trust & Walden Funds

and
Boston Trust Investment Management, Inc.

OPERATING EXPENSE LIMITS

Fund Name	Maximum Operating Expense Limit
Boston Trust Asset Management Fund	1.00%
Boston Trust Equity Fund	1.00%
Boston Trust Midcap Fund	1.00%
Boston Trust SMID Cap Fund	1.00%
Boston Trust Small Cap Fund	1.00%
Walden Asset Management Fund	1.00%
Walden Equity Fund	1.00%
Walden Midcap Fund	1.00%
Walden SMID Cap Innovations Fund(2)	1.00%
Walden Small Cap Innovations Fund	1.00%
Walden International Equity Fund	1.15%

THE BOSTON TRUST & WALDEN FUNDS (f/k/a The Coventry Group)		BOSTON TRUST INVESTMENT MANAGEMENT, INC.

By:		By:

Name:		Name:

Title:	President	Title:	President